Contact:   L3 Technologies, Inc.

                Corporate Communications                                                                            For Immediate Release

                212-697-1111

L3 Announces First Quarter 2017 Results

•         Diluted earnings per share (EPS) from continuing operations of $2.07

•         Net sales increased 13% to $2.7 billion

•         Net cash from operating activities from continuing operations of $85 million

•         Book-to-bill ratio of 0.98x on funded orders of $2.6 billion

•         Increased 2017 financial guidance

NEW YORK, April 27, 2017 – L3 Technologies, Inc. (NYSE: LLL) today reported diluted EPS from continuing operations of $2.07  for the quarter ended March 31, 2017 (2017 first quarter), as compared to diluted EPS from continuing operations for the quarter ended March 25, 2016 (2016 first quarter) of $2.08. Net sales of $2,669 million for the 2017 first quarter increased by 13% compared to the 2016 first quarter.

“We are pleased with our first quarter results, which reflect a 13% increase in net sales, primarily organic, and gains in funded orders,” said Michael T. Strianese, L3’s Chairman and Chief Executive Officer. “All of our segments are performing well and the recently realigned Electronic and Sensor Systems segments have sharpened our market focus, positioning L3 to anticipate and respond more quickly to evolving customer needs. We are confident that our disciplined approach to growth will contribute to the value we deliver to our customers and shareholders as we continue through 2017.”

As previously announced on January 25, 2017, the company realigned its Electronic Systems segment effective         March 1, 2017. The Electronic Systems segment was separated into two segments named: (1) Electronic Systems and (2) Sensor Systems. Accordingly, the company’s structure consists of the following four segments: Electronic Systems, Aerospace Systems, Communication Systems and Sensor Systems. The company has reported its segment results for all periods presented under the realigned business segments.

L3 Announces Results for the 2017 First Quarter Page 2

L3 Consolidated Results

The table below provides L3’s selected financial data, excluding discontinued operations.

	First Quarter Ended
(in millions, except per share data)	March 31,	March 25,	Increase/
	2017	2016	(decrease)
Net sales	$2,669	$2,353	13%
Operating income	$253	$252	-%
Operating margin	9.5%	10.7%	(120)	bpts
Interest expense and other	$(37)	$(37)	-%
Effective income tax rate	22.2%	22.3%	(10)	bpts
Net income from continuing operations attributable to L3	$164	$164	-%
Diluted earnings per share from continuing operations	$2.07	$2.08	-%
Diluted weighted average common shares outstanding	79.3	79.0	-%

Net cash from operating activities from continuing operations	$85	$112	(24)%
Less: Capital expenditures, net of dispositions	(41)	(28)	46%
Free cash flow(1)	$44	$84	(48)%

(1) Free cash flow is defined as net cash from operating activities from continuing operations less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.  The company believes free cash flow is a useful measure for investors because it portrays the company's ability to generate cash from operations for purposes such as repaying debt, returning cash to shareholders and funding acquisitions.  The company uses free cash flow as a performance measure in evaluating management.

First Quarter Results of Operations:  For the 2017 first quarter, consolidated net sales of $2,669 million increased $316 million, or 13%, compared to the 2016 first quarter. Organic sales(1) increased by $270 million, or 11%, to $2,618 million for the 2017 first quarter. Organic sales exclude $51 million of sales increases related to business acquisitions and $5 million of sales declines related to business divestitures. For the 2017 first quarter, organic sales to the U.S. Government increased $218 million, or 13%, to $1,950 million and organic sales to international and commercial customers increased $52 million, or 8%, to $668 million.

Due to the calendarization of the Company’s fiscal quarter end dates, the 2017 first quarter had 7% more business days compared to the 2016 first quarter. The extra days in the 2017 first quarter will reverse in the 2017 fourth quarter.

Operating income for the 2017 first quarter increased by $1 million compared to the 2016 first quarter. Operating income as a percentage of sales (operating margin) decreased by 120 basis points to 9.5% for the 2017 first quarter, compared to 10.7% for the 2016 first quarter. The decrease in operating margin was driven primarily by lower favorable contract performance adjustments, primarily at Aerospace Systems and higher severance and restructuring costs, primarily at Communication Systems. See the reportable segment results below for additional discussion of sales and operating margin trends.

(1)   Organic sales represent net sales excluding the sales impact of acquisitions and divestitures.  Sales increases related to acquired businesses are sales from acquisitions that are included in L3’s actual results for less than 12 months. Sales declines related to business divestitures are sales from divestitures that are included in L3’s actual results for the 12 months prior to the divestitures. The company believes organic sales is a useful measure for investors because it provides period-to-period comparisons of the company’s ongoing operational and financial performance.

L3 Announces Results for the 2017 First Quarter Page 3

The effective tax rate for the 2017 first quarter decreased to 22.2% from 22.3%, primarily due to the benefit from the release of a valuation allowance for capital losses, offset by a higher income tax rate on foreign earnings.

Diluted EPS from continuing operations was $2.07 for the 2017 first quarter compared to $2.08 for the 2016 first quarter.  Diluted weighted average common shares outstanding for the 2017 first quarter increased slightly compared to the 2016 first quarter due to changes in the dilutive impact of common share equivalents, primarily caused by a higher L3 stock price.

Orders:  Funded orders for the 2017 first quarter increased 1% to $2,624 million compared to $2,591 million for the 2016 first quarter. The book-to-bill ratio was 0.98x for the 2017 first quarter. Funded backlog decreased 0.5% to $8,855 million at March 31, 2017, compared to $8,896 million at December 31, 2016.

Cash Flow:  Net cash from operating activities was $85 million for the 2017 first quarter, a decrease of $27 million, compared to $112 million for the 2016 first quarter. The decrease in net cash from operating activities was driven primarily by higher uses of cash for working capital compared to the 2016 first quarter. Capital expenditures, net of dispositions, were $41 million for the first quarter, compared to $28 million for the 2016 first quarter. The Company paid dividends of $61 million during the 2017 first quarter compared to $58 million during the 2016 first quarter. The Company did not repurchase any of its common stock during the 2017 first quarter. Repurchases of the Company’s common stock during the 2016 first quarter totaled $198 million.

    Reportable Segment Results

The company has four reportable segments. The company evaluates the performance of its segments based on their sales, operating income and operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges and certain other items that are excluded by management for purposes of evaluating the performance of the company’s business segments.

Electronic Systems

	First Quarter Ended
($ in millions)	March 31,	March 25,	Increase/
	2017	2016	(decrease)
Net sales	$737	$593	24.3%
Operating income	$91	$85	7.1%
Operating margin	12.3%	14.3%	(200)	bpts

Electronic Systems net sales for the 2017 first quarter increased by $144 million, or 24%, compared to the 2016 first quarter. Organic sales increased by $101 million, or 17%, compared to the 2016 first quarter. Organic sales exclude $48 million of sales increases related to business acquisitions and $5 million of sales declines related to business divestitures. Organic sales increased by: (1) $68 million for Precision Engagement and Training primarily due to increased deliveries of fuzing and ordnance products for U.S. Army and U.S. Air Force (USAF) weapon systems, guidance and control products for the U.S. Army Paladin weapon system and higher volume on simulation and training devices, (2) $22 million for Aviation Products primarily due to deliveries of aviation recorders and traffic and collision avoidance systems for commercial airline customers and higher volume of overhaul and repair services for cockpit displays and aviation recorders for the U.S. military and (3) $11 million for Power & Propulsion primarily due to higher volume on the U.S. Navy (USN) guided destroyer modernization program and ship board integrated and monitoring systems for a foreign navy customer.

L3 Announces Results for the 2017 First Quarter Page 4

Electronic Systems operating income for the 2017 first quarter increased by $6 million, or 7%, compared to the 2016 first quarter. Operating margin decreased by 200 basis points to 12.3%.  Operating margin decreased by: (1) 150 basis points due to net gains and losses related to business divestitures in the first quarters of 2016 and 2017, (2) 130 basis points for lower favorable contract performance adjustments across several business areas and (3) 70 basis points due to lower margins related to acquisitions and higher severance expense of $3 million. These decreases were partially offset by 150 basis points primarily due to higher sales volume.

Aerospace Systems

	First Quarter Ended
($ in millions)	March 31,	March 25,	Increase/
	2017	2016	(decrease)
Net sales	$1,045	$1,005	4.0%
Operating income	$69	$106	(34.9)%
Operating margin	6.6%	10.5%	(390)	bpts

Aerospace Systems net sales for the 2017 first quarter increased by $40 million, or 4%, compared to the 2016 first quarter. Sales increased $60 million for Vertex Aerospace and $17 million for ISR Systems. These increases were partially offset by lower sales of $37 million for Aircraft Systems.  Sales increased for Vertex Aerospace primarily due to higher volume for: (1) the U.S. Army C-12 contract, (2) the new USAF KC-10 contractor logistics support contract, (3) USN and USAF training aircraft and (4) aviation support for the U.S. Army rotary wing training aircraft at Fort Rucker. At ISR Systems, higher volume for special mission aircraft and large ISR aircraft systems for the U.S. Government was partially offset by lower volume for large ISR aircraft systems for foreign military customers as contracts near completion and small ISR aircraft fleet management services on a completed USAF contract. Sales decreased for Aircraft Systems primarily due to lower volume for international aircraft modifications and reduced deliveries for aircraft cabin assemblies as contracts near completion.

Aerospace Systems operating income for the 2017 first quarter decreased by $37 million, or 35%, compared to the 2016 first quarter. Operating margin decreased by 390 basis points to 6.6%. Operating margin decreased by: (1) 230 basis points due to lower favorable contract performance adjustments, primarily at ISR Systems, (2) 90 basis points due to a higher than planned price adjustment in the 2016 first quarter in ISR Systems that did not recur and (3) 70 basis points due to sales mix changes.

Communication Systems

	First Quarter Ended
($ in millions)	March 31,	March 25,	Increase/
	2017	2016	(decrease)
Net sales	$537	$471	14.0%
Operating income	$43	$51	(15.7)%
Operating margin	8.0%	10.8%	(280)	bpts

Communication Systems net sales for the 2017 first quarter increased by $66 million, or 14%, compared to the 2016 first quarter. The increase was primarily driven by Broadband Communication Systems due to increased volume and deliveries of secure networked communication systems to the U.S. Department of Defense (DoD) and deliveries of tactical communication terminals to the U.S. military.

L3 Announces Results for the 2017 First Quarter Page 5

Communication Systems operating income for the 2017 first quarter decreased by $8 million, or 16%, compared to the 2016 first quarter.  Operating margin decreased by 280 basis points to 8.0%. Operating margin decreased by: (1) 170 basis points due to higher severance and restructuring expenses of $9 million, primarily in Space & Power Systems related to the previously announced consolidation of the Company’s traveling-wave tube businesses and (2) 110 basis points primarily due to sales mix changes at Broadband Communication Systems.

Sensor Systems

	First Quarter Ended
($ in millions)	March 31,	March 25,
	2017	2016	Increase
Net sales	$350	$284	23.2%
Operating income	$50	$10	400.0%
Operating margin	14.3%	3.5%	1,080	bpts

Sensor Systems net sales for the 2017 first quarter increased by $66 million, or 23%, compared to the 2016 first quarter. Organic sales increased by $64 million, or 23%, compared to the 2016 first quarter. Organic sales exclude $2 million of sales increases related to business acquisitions. Organic sales increased by: (1) $29 million for Integrated Sensor Systems primarily due to increased deliveries of airborne turret systems to foreign military customers and higher volume for space electronics and infrared detection products, (2) $20 million for Warrior Systems primarily driven by $13 million of lower return allowances and deliveries of specialized night vision equipment to the Australian Defence Force and (3) $15 million primarily for Advanced Programs due to increased task order volume on U.S. Government contracts.

Sensor Systems operating income for the 2017 first quarter increased by $40 million compared to the 2016 first quarter.  Operating margin increased to 14.3%. Operating margin increased by: (1) 440 basis points due to lower return allowances, (2) 340 basis points primarily for improved contract performance at Ocean Systems and (3) 300 basis points due to higher sales volume primarily at Integrated Sensor Systems.

L3 Announces Results for the 2017 First Quarter Page 6

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2017, previously provided on January 26, 2017, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 7. The company undertakes no duty to update its guidance.

Consolidated 2017 Financial Guidance
($ in millions, except per share data)
		Prior Guidance
	Current Guidance	(January 26, 2017)
Net sales	$10,750 to $10,950	$10,625 to $10,825
Operating margin	10.3%	10.3%
Interest expense and other(1)	$158	$158
Effective tax rate	27.0%	27.2%
Minority interest expense(2)	$15	$15
Diluted shares	79.8	79.3
Diluted EPS	$8.50 to $8.70	$8.40 to $8.60

Net cash from operating activities	$1,085	$1,085
Capital expenditures, net of dispositions of property, plant and equipment	(220)	(220)
Free cash flow	$865	$865
___________________
(1) Interest expense and other is comprised of: (i) interest expense of $172 million and (ii) interest and other income, net, of $14 million.
(2) Minority interest expense represents net income from continuing operations attributable to non-controlling interests.

Segment 2017 Financial Guidance
($ in millions)
	Current Guidance	Prior Guidance (January 26, 2017)

Net Sales:
Electronic Systems	$3,000 to $3,100	$2,950 to $3,050
Aerospace Systems	$4,050 to $4,150	$4,025 to $4,125
Communication Systems	$2,075 to $2,175	$2,075 to $2,175
Sensor Systems	$1,525 to $1,625	$1,475 to $1,575

Operating Margins:
Electronic Systems	13.2% to 13.4%	13.2% to 13.4%
Aerospace Systems	6.9% to 7.1%	6.9% to 7.1%
Communication Systems	10.5% to 10.7%	10.5% to 10.7%
Sensor Systems	12.7% to 12.9%	12.6% to 12.8%

The revisions to our Current Guidance compared to our Prior Guidance primarily include:

•         An increase in estimated sales for Electronic and Aerospace Systems primarily related to higher expected DoD sales; and

•         An increase in estimated sales and operating margin for Sensor Systems primarily related to higher expected international sales.

L3 Announces Results for the 2017 First Quarter Page 7

The current guidance for 2017 excludes: (i) any potential non-cash goodwill impairment charges for which the information is presently unknown, (ii) potential adverse results related to litigation contingencies and (iii) other items such as gains or losses related to potential business divestitures and the impact of potential acquisitions.

Additional financial information regarding the 2017 first quarter results and the 2017 financial guidance is available on the company’s website at www.L3T.com.

Conference Call

In conjunction with this release, L3 will host a conference call today, Thursday, April 27, 2017 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet.  Michael T. Strianese, Chairman and Chief Executive Officer, Christopher E. Kubasik, President and Chief Operating Officer, and Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer, will host the call.

Listeners can access the conference call live at the following website address:

http://www.L3T.com

Please allow 15 minutes prior to the call to visit this site to download and install any necessary audio software.  The archived version of the call may be accessed at the site or by dialing (800) 585-8367/ passcode: 99275451 (for domestic callers) or (404) 537-3406/passcode: 99275451 (for international callers) beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L3 Technologies employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems and pilot training.

To learn more about L3, please visit the company’s website at www.L3T.com.  L3 uses its website as a channel of distribution of material company information.  Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2017 financial guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements.  The Company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the Company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market

L3 Announces Results for the 2017 First Quarter Page 8

performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the risk that our commercial aviation products and services businesses are affected by a downturn in global demand for air travel or a reduction in commercial aircraft OEM (Original Equipment Manufacturer) production rates; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2016 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Appl

		Table A

	L3 TECHNOLOGIES, INC.
	UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	(in millions, except per share data)

	First Quarter Ended(a)
	March 31,	March 25,
	2017	2016
Net sales	$2,669	$2,353
Cost of sales	(2,416)	(2,101)
Operating income	253	252
Interest expense	(42)	(41)
Interest and other income, net	5	4
Income from continuing operations before income taxes	216	215
Provision for income taxes	(48)	(48)
Income from continuing operations	168	167
Income from discontinued operations, net of income taxes (b)	-	63
Net income	168	230
Net income attributable to noncontrolling interests	(4)	(3)
Net income attributable to L3	$164	$227

Basic earnings per share attributable to L3’s common shareholders:
Continuing operations	$2.11	$2.11
Discontinued operations	-	0.81
Basic earnings per share	$2.11	$2.92

Diluted earnings per share attributable to L3’s common shareholders:
Continuing operations	$2.07	$2.08
Discontinued operations	-	0.79
Diluted earnings per share	$2.07	$2.87

L3’s weighted average common shares outstanding:
Basic	77.7	77.8
Diluted	79.3	79.0
_____________
(a) It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

(b) Income from discontinued operations, net of income taxes for the quarterly period ended March 25, 2016, includes an after-tax gain of $64 million on the sale of the National Security Solutions business.

Appl

		Table B

	L3 TECHNOLOGIES, INC.
	UNAUDITED SELECT FINANCIAL DATA
	(in millions)

	First Quarter Ended
	March 31,	March 25,
	2017	2016
Segment operating data

Net sales:
Electronic Systems	$737	$593
Aerospace Systems	1,045	1,005
Communication Systems	537	471
Sensor Systems	350	284
Total	$2,669	$2,353

Operating income:
Electronic Systems	$91	$85
Aerospace Systems	69	106
Communication Systems	43	51
Sensor Systems	50	10
Total	$253	$252

Operating margin:
Electronic Systems	12.3%	14.3%
Aerospace Systems	6.6%	10.5%
Communication Systems	8.0%	10.8%
Sensor Systems	14.3%	3.5%
Total	9.5%	10.7%

Depreciation and amortization:
Electronic Systems	$18	$14
Aerospace Systems	13	13
Communication Systems	12	12
Sensor Systems	11	11
Total	$54	$50

Funded order data
Electronic Systems	$903	$668
Aerospace Systems	883	1,183
Communication Systems	456	451
Sensor Systems	382	289
Total	$2,624	$2,591

	March 31,	December 31,
	2017	2016
Period end data
Funded backlog	$8,855	$8,896

Appl

		Table C

L3 TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	March 31,	December 31,
	2017	2016
ASSETS

Cash and cash equivalents	$230	$363
Billed receivables, net	802	731
Contracts in process	2,254	2,055
Inventories	353	330
Other current assets	233	218
Total current assets	3,872	3,697
Property, plant and equipment, net	1,123	1,121
Goodwill	6,679	6,560
Identifiable intangible assets	242	238
Other assets	248	249
Total assets	$12,164	$11,865

LIABILITIES AND EQUITY

Accounts payable, trade	$427	$299
Accrued employment costs	449	516
Accrued expenses	390	375
Advance payments and billings in excess of costs incurred	489	492
Income taxes payable	30	22
Other current liabilities	444	431
Total current liabilities	2,229	2,135
Pension and postretirement benefits	1,184	1,177
Deferred income taxes	258	236
Other liabilities	365	368
Long-term debt	3,326	3,325
Total liabilities	7,362	7,241
Shareholders’ equity	4,731	4,553
Noncontrolling interests	71	71
Total equity	4,802	4,624
Total liabilities and equity	$12,164	$11,865

Appl

		Table D
	L3 TECHNOLOGIES, INC.
	UNAUDITED CONDENSED CONSOLIDATED
	STATEMENTS OF CASH FLOWS
	(in millions)
	First Quarter Ended
	March 31,	March 25,
	2017	2016
Operating activities
Net income	$168	$230
Less: Income from discontinued operations, net of tax	-	(63)
Income from continuing operations	168	167
Depreciation of property, plant and equipment	41	40
Amortization of intangibles and other assets	13	10
Deferred income tax provision	17	12
Stock-based employee compensation expense	14	6
Contributions to employee savings plans in L3’s common stock	36	30
Amortization of pension and postretirement benefit plans net loss and prior service cost	15	12
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	1	2
Other non-cash items	4	1
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	(67)	(32)
Contracts in process	(205)	(148)
Inventories	(11)	(19)
Other assets	1	4
Accounts payable, trade	124	115
Accrued employment costs	(76)	(46)
Accrued expenses	21	16
Advance payments and billings in excess of costs incurred	(7)	(64)
Income taxes	15	20
Other current liabilities	(3)	(6)
Pension and postretirement benefits	7	(1)
All other operating activities	(23)	(7)
Net cash from operating activities from continuing operations	85	112
Investing activities
Business acquisitions, net of cash acquired	(139)	(27)
Proceeds from the sale of businesses, net of closing date cash balances	16	576
Capital expenditures	(42)	(35)
Dispositions of property, plant and equipment	1	7
Other investing activities	5	9
Net cash (used in) from investing activities from continuing operations	(159)	530
Financing activities
Borrowings under revolving credit facility	664	217
Repayments of borrowings under revolving credit facility	(664)	(217)
Common stock repurchased	-	(198)
Dividends paid on L3’s common stock	(61)	(58)
Proceeds from exercise of stock options	12	14
Proceeds from employee stock purchase plan	8	8
Repurchases of common stock to satisfy tax withholding obligations	(18)	(20)
Other financing activities	(4)	(5)
Net cash used in financing activities from continuing operations	(63)	(259)
Effect of foreign currency exchange rate changes on cash and cash equivalents	4	-
Net cash used in operating activities from discontinued operations:	-	(56)
Net (decrease) increase in cash and cash equivalents	(133)	327
Cash and cash equivalents, beginning of the period	363	207
Cash and cash equivalents, end of the period	$230	$534